Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 12, 2004, with respect to the financial statements and supplemental schedule of the AEGON USA, Inc. Profit Sharing Plan for the year ended December 31, 2003, included in the Form 11-K filing of the AEGON USA, Inc. Profit Sharing Plan.

/s/ ERNST & YOUNG LLP

Des Moines, Iowa

June 25, 2004